Exhibit 99.1

Resources Global Professionals Announces Quarterly Dividend and Dividend Payment Date

IRVINE, Calif.--(BUSINESS WIRE)--October 26, 2020--Resources Global Professionals (“RGP”), the operating subsidiary of Resources Connection, Inc. (NASDAQ: RGP), announced today that its Board of Directors has approved a cash dividend of $0.14 per share, payable on December 17, 2020 to all shareholders of record on November 19, 2020.

ABOUT RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner to our global client base, we support our clients’ needs through both professional staffing and project execution in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 3,300 professionals, we annually engage with over 2,400 clients around the world from more than 60 physical practice offices and multiple virtual offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served 88 of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Investor Contact:
Jenn Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jenn.ryu@rgp.com